EXHIBIT 21

SUBSIDIARIES OF
ESCO TECHNOLOGIES INC.

The following list omits certain of the Company’s subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in SEC Regulation S-X.

Name	State or Jurisdiction of Incorporation or Organization	Name(s) Under Which It Does Business

Aclara Technologies LLC	Ohio	Same; also Aclara Power Line Systems, Aclara RF Systems and Aclara Software

Beijing Lindgren ElectronMagnetic Technology Co., Ltd.	People’s Republic of China	Same; also ETS-Lindgren

Canyon Engineering Products, Inc.	California	Same

Crissair, Inc.	California	Same

Doble Engineering Company	Massachusetts	Same

Doble Lemke GmbH	Germany	Same

Doble PowerTest Limited	United Kingdom	Same

Doble TransiNor AS	Norway	Same

ESCO Finance International S.à r.l.	Luxembourg	Same

ESCO International Holding Inc.	Delaware	Same

ESCO Technologies Holding LLC	Delaware	Same

ETS Lindgren Engineering India Pvt. Ltd.	India	Same

ETS-Lindgren GmbH	Germany	Same

ETS-Lindgren Inc.	Illinois	Same; also Lindgren R.F. Enclosures and Acoustic Systems

ETS Lindgren Japan, Inc. (also known as ETS Lindgren Japan KK)	Japan	Same

ETS Lindgren Limited	United Kingdom	Same

ETS-Lindgren OY	Finland	Same

PTI Technologies Inc.	Delaware	Same

Thermoform Engineered Quality LLC	Delaware	Same

VACCO Industries	California	Same